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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the incorporation by reference in the Registration Statement (Form S-3) and related prospectus of NationsBank Corporation for the registration of $1,000,000 of junior subordinated debt and preferred securities of our report dated January 18, 1996 (except for the pooling of interests with Fourth Financial Corporation as of January 31, 1996, and Note 3, for which the date is January 31, 1996) with respect to the supplemental consolidated financial statements of Boatmen's Bancshares, Inc. for the three years ended December 31, 1995, 1994, and 1993 incorporated by reference in NationsBank Corporation's Current Report on Form 8-K dated September 6, 1996, (as amended by Form 8-K/A-1 on September 11, 1996) as filed with the Securities and Exchange Commission.

St. Louis, Missouri

October 31, 1996